EXHIBIT 99.1

WORLD ENERGY NAMES PHILIP V. ADAMS AS PRESIDENT

Adams Brings 15 Years of Executive Leadership to Expanded Role

Worcester, MA – October 11, 2007 – World Energy Solutions, Inc. (TSX: XWE), the operator of leading online exchanges for energy and energy-related products, today announced Chief Operating Officer, Philip V. Adams has also been named President of the organization. Adams joined World Energy in 2003 to help bolster the company’s market presence.  As President, Adams will direct the company’s strategic resources across its retail, wholesale and environmental product lines as the company strives to provide customers with the most efficient, effective means to buy and sell energy and green commodities.

“Phil has been an invaluable contributor to the success of World Energy at both the operational and strategic level in his role as COO. Our rapid growth has created the need for him to provide that leadership across a broader front,” said CEO Richard Domaleski. “The company is more committed than ever to meeting the changing needs of our customers and suppliers by offering more flexible product options as well as addressing the evolving environmental-related needs of state, federal and local governments as well as global corporations. To meet this challenge, we will leverage Phil’s energy and commitment as President across the entire organization.”

“I believe that World Energy is in a strong position to gain market share in an industry that continues to seek transparency, liquidity and a proven means of transacting energy and green credit commodities,” commented Adams. “We have a significant opportunity to create an efficient marketplace that can address one of the world’s most pressing problems - global warming.  From both personal and professional perspectives, I am excited to take on this difficult and important opportunity in an expanded role with the company.”

About World Energy Solutions, Inc.
World Energy operates leading online exchanges for energy and energy-related products.  Our proven approach provides market intelligence, promotes liquidity, and creates price transparency for all market participants, enabling our customers to transact with confidence and to seek the best possible price.  To date, the company has transacted over 40 billion kwh of electricity, 700 million kwh of green power and Renewable Energy Certificates (RECs) and one trillion cubic feet of natural gas. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations James Parslow World Energy Solutions Inc. (508) 459-8100 jparslow@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com	Media Relations Julie Crotty Horn Group, Inc. (781) 356-7100 jcrotty@horngroup.com